Registration No. 333-120971

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Belo Corp.

(Exact name of registrant as specified in its charter)

Delaware	75-0135890
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employee Identification No.)

BELO 2004 EXECUTIVE COMPENSATION PLAN

(Full Title of the Plan)

400 South Record Street, Dallas, Texas 75202-4841

(Address of principal executive offices)

Todd A. Mayman, Esq.

Senior Vice President, General Counsel and Secretary

Gannett Co., Inc.

7950 Jones Branch Drive

McLean, Virginia 22107

(Name and address of agent for service)

(703) 854-6846

(Telephone number, including area code, of agent for service)

Copy to:

John C. Partigan, Esq.

Nixon Peabody LLP

401 Ninth Street, N.W.

Washington, D.C. 20004-2128

(202) 585-8535

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1, filed by Belo Corp., a Delaware corporation (the “Registrant”), relates to Registration Statement 333-120971 filed by the Registrant with the Securities and Exchange Commission on December 3, 2004 registering an aggregate of 20,000,000 shares of Series A Common Stock and Series B Common Stock, each with a par value of $1.67 per share (“Common Stock”), of the Registrant (and which also covers equal number of preferred share purchase rights) relating to the Belo 2004 Executive Compensation Plan.

Effective as of December 23, 2013 (the “Effective Time”), pursuant to the Agreement and Plan of Merger, dated June 12, 2013, by and among Belo Corp., a Delaware corporation, Gannett Co., Inc., a Delaware corporation (“Gannett”), and Delta Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Gannett (“Merger Sub”), Merger Sub and Registrant merged under the laws of Delaware (the “Merger”), with the Registrant continuing as the surviving corporation and as a wholly-owned subsidiary of Gannett. In connection with the Merger, all issued and outstanding Common Stock converted into the right to receive cash. As a result of the Merger, the offerings under the Registration Statement have been terminated. In accordance with the undertakings made by the Registrant to remove from registration, by means of a post-effective amendment, any of the securities under the Registration Statement which remain unsold at the termination of the offerings, the Registrant herby removes from registration all securities registered under the Registration Statement which remained unsold as of the Effective Time, if any.

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the County of Fairfax, Virginia, on this 23rd day of December, 2013.

BELO CORP.

By:	/s/ Gracia C. Martore
Name:	Gracia C. Martore
Title:	President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gracia C. Martore Gracia C. Martore	President and Director (Principal Executive Officer)	December 23, 2013

/s/ Michael A. Hart Michael A. Hart	Treasurer (Principal Financial and Accounting Officer)	December 23, 2013

/s/ David T. Lougee David T. Lougee	Director	December 23, 2013